EXHIBIT 4

                            AGREEMENT BY AND BETWEEN
                              REGENT NATIONAL BANK
                           PHILADELPHIA, PENNSYLVANIA
                                       AND
                  THE OFFICE OF THE COMPTROLLER OF THE CURRENCY






         Regent National Bank (Bank), and the Comptroller of the Currency of the United States of America (Comptroller) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.
         The Comptroller, through his National bank Examiner, has examined the Bank through a continuing onsite review, the findings of which were communicated to the Board on August 9, and August 29, 1996.
         In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (Board), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.


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                                    ARTICLE I

                                   DEFINITIONS

(1) This Agreement shall be construed to be a "written agreement entered into with the agency" within the meaning of 12 U.S.C. section 1818(b)(1).

(2) This Agreement shall be construed to be a "written agreement between such depository institution and such agency" within the meaning of 12 U.S.C.
section 1818(e)(1) and 12 U.S.C. section 1818(i)(2).

                                   Article II

                                   ACTION PLAN

(1) Within thirty (30) days, the Board shall adopt and implement an action plan detailing the Board's perception of what needs to be done to improve the Bank, specifying how the Board will implement the plan, and setting forth a timetable for the implementation of this plan.

(2) Upon completion of the plan, the Bank shall submit the plan to the Field Office Director for review. The Board shall establish appropriate procedures for the implementation of the plan.

(3) In the event the Field Office Director recommends changes to the action plan, the Board shall immediately incorporate those changes into the plan.

(4) The Board shall ensure that capable, competent and adequate staff are maintained at the Bank to fulfill the plan and the Board's rehabilitative efforts.

(5) The plan shall be implemented pursuant to the timeframes set forth within the plan unless events dictate modifications to the plan are required. Where the Board considers modifications appropriate, those modifications shall be submitted to the Field Office Director for approval.


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                                   Article III

                              CAPITAL AND DIVIDENDS

(1) The Bank shall achieve on or before October 31, 1996, the following capital levels (as defined in 12 C.F.R. Part 3):

     (a) Total capital at least equal to nine and one half percent (9.5%) of risk weighted-assets;

     (b) Tier 1 capital at least equal to eight percent (8%) of risk-weighted assets;

     (c) Tier 1 capital at least equal to five percent (5%) of adjusted total assets(1).


(2) The Bank shall achieve by December 31, 1996, and thereafter maintain the following capital levels:


     (a) Total capital at least equal to ten percent (10%) of risk-weighted assets;

     (b) Tier 1 capital at least equal to eight percent (8%) of risk-weighted assets;

     (c) Tier 1 capital at least equal to six and one half percent (6.5%) of adjusted total assets.

(3) Within thirty (30) days, the Board shall develop a three year capital program. The program shall include:

     (a) specific plans for the maintenance of adequate capital which may in no event be less than the requirements of paragraph (2);

     (b) projections for growth and capital requirements based upon a detailed analysis of the Bank's assets, liabilities, earnings, fixed assets, and off-balance sheet activities;

     (c) projections of the sources and timing of additional capital to meet the Bank's current and future needs;

     (d) the primary source(s) from which the Bank will strengthen its capital structure to meet the Bank's needs;

     -------- 1 Adjusted total assets is defined in 12 C.F.R. section 3.2(a) as the average total asset figure used for Call Report purposes minus end-of-quarter intangible assets.


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     (e)  contingency plans which identify alternative methods should the primary source(s) under (d) above not be available; and

     (f) a dividend policy which permits the declaration of a dividend only when in accordance with paragraph (4).

(4) The Board shall declare to pay dividends only:

     (a)  when the Bank is in compliance with 12 U.S.C. sections 56 and 60;

     (b)  when the Bank is in compliance with its approved capital program;

     (c)  with the prior written approval of the Field Office Director; and

     (d) when such dividend payment is consistent with the capital levels required in paragraph (2).

(5) Upon completion, the Bank's capital program shall be submitted to the Field Office Director for approval. Upon approval by the Field Office Director, the Bank shall implement and adhere to the capital program. The Board shall review and update the Bank's capital program on an annual basis, or more frequently if necessary. Copies of the reviews and updates shall be submitted to the Field Office Director.

                                   Article IV

                    AUTO INSURANCE PREMIUM FINANCE PORTFOLIO

(1) The Bank will continue the process of liquidating the Auto Insurance Premium Finance (AIPF) portfolio. The Board shall ensure that the liquidation and collection of the portfolio, including accounts which have been charged-off, is progressing in an orderly and timely manner. Monthly progress reports on the status of the portfolio's liquidation and collection shall be forwarded to the Field Office Director for review.


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



(2) Within thirty (30) days, the Board shall ensure the establishment and implementation of adequate procedures for the proper management of programming, computer operations and data entry activities related to the AIPF portfolio. These procedures shall, at a minimum, address the following:

     (a) maintaining the integrity of production data, application programs, the operating system and related system resources, including the need for both physical and logical security;

     (b) providing contingency/disaster recovery plans for data processing and operational support at an offsite location, including the appropriate back-up of both application programs and data files; and

     (c) ensuring that program changes are documented, tested and implemented in a controlled manner.

(3) The Board shall immediately provide a report to the Field Office Director on the scope and status of the investigation being performed by the forensic accounting firm of Nihill & Riedley, P.C. Within thirty (30) days, a detailed report outlining the conclusions and recommendations of Nihill & Reidley, P.C. shall be forwarded to the Field Office Director for review. The Field Office Director shall have the right to determine the adequacy of the investigation and whether any further investigation shall be required.

                                    Article V

                       ALLOWANCE FOR LOAN AND LEASE LOSSES

(1) The Board shall review the adequacy of the Bank's Allowance for Loan and Lease Losses and shall establish a program for the maintenance of an adequate Allowance. This review and program shall be designed in light of the comments on maintaining a proper Allowance for Loan and Lease Losses found in the Allowance for Loan and Lease Losses section of the Comptroller's Handbook, June 1996, and shall focus particular attention on the following factors:


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



     (a) a monthly analysis of the historical loss migration in the Bank's Auto Insurance Premium Finance (AIPF) portfolio.

     (b)  results of the Bank's internal and/or external loan review;

     (c)  an estimate of inherent loss exposure on each significant credit;

     (d) an estimate of potential loss exposure on each credit in excess of two hundred thousand dollars ($200,000);

     (e)  loan loss experience;

     (f)  trends of delinquent and nonaccrual loans;

     (g)  concentrations of credit in the Bank; and

     (h)  present and prospective economic conditions.

(2) The monthly loss migration analysis required in paragraph (1)(a) above should provide the basis for a specific allocation to the ALLL to cover potential losses in the Auto Insurance Premium Finance (AIPF) portfolio. Upon completion, a copy of each monthly analysis shall be submitted to the Field Office Director for review and approval prior to determining the amount of such specific allocation. In the event the Board recommends an alternative methodology to determine an appropriate allocation amount for the AIPF portfolio, the Board shall submit adequate documentation of such methodology to the Field Office Director for review. The Board shall not substitute the alternative methodology for the loss migration analysis required in paragraph
(1) without the prior approval of the Field Office Director. If the Field Office Director approves the alternative methodology, the specific allocation amount to the ALLL to cover potential losses in the AIPF portfolio remains subject to the approval of the Field Office Director.

(3) The program shall provide for a review of the Allowance by the Board at least once each calendar quarter. Any deficiency in the Allowance shall be remedied in the quarter it is discovered, prior to the filing of the Report of Condition, by additional provisions from earnings. Written documen-


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



tation shall be maintained indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance.

(4) A copy of the Board's program shall be submitted to the Field Office Director for review and approval.

                                   Article VI

                                    LIQUIDITY

(1) The Board shall immediately increase the liquidity of the Bank to a level which is sufficient to sustain the Bank's current operations and to withstand any anticipated or extraordinary demand against its funding base. Such actions may include, but are not necessarily limited to:

     (a)  selling assets;

     (b)  obtaining lines of credit from the Federal Reserve Bank;

     (c)  obtaining lines of credit from correspondent banks;

     (d)  recovering charged-off assets; and

     (e)  injecting additional equity capital.

(2) The Board shall review the Bank's liquidity on a weekly basis. Such reviews shall consider:

     (a) a maturity schedule of certificates of deposit, including large uninsured deposits;

     (b) the volatility of demand and interest bearing deposits, including escrow deposits;

     (c)  the amount and type of loan commitments and standby letters of credit;

     (d) an analysis of the continuing availability and volatility of present funding sources;

     (e) an analysis of the impact of decreased cash flow from the Bank's loan portfolio resulting from delinquent and non-performing loans;

     (f) an analysis of the impact of decreased cash flow from the sale of loans or loan participations; and


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     (g)  an analysis of the structure of the Bank's balance sheet and any attendant impact on interest rate risk.

(3) The Board shall take appropriate action to ensure adequate sources of liquidity in relation to the Bank's needs. Monthly reports shall set forth liquidity requirements and sources. Copies of these reports shall be forwarded to the Field Office Director.

                                   Article VII

                              COMPLIANCE COMMITTEE

(1) Within ten (10) days, the Board shall appoint a Compliance Committee of at least three (3) directors, of which no more than 1 shall be employees of the Bank or any of its affiliates (as the term "affiliate" is defined in 12 U.S.C.
section 371c(b)(1)), or a family member of any such person. The Compliance Committee shall be responsible for monitoring and coordinating the Bank's adherence to the provisions of this Agreement.

(2) Within twenty (20) days of the appointment of the Committee and (quarterly) thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

     (a)  actions taken to comply with each Article of this Agreement; and

     (b)  the results of those actions.

(3) The Board shall forward a copy of the Compliance Committee's report, with any additional comments by the Board, to the Field Office Director.




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

                                  Article VIII

                                     CLOSING

(1) Although the Board has agreed to submit certain programs and reports to the Field Office Director for review or approval, the Board has the ultimate responsibility for proper and sound management of the Bank.

(2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3) Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement. Such time requirements may be extended by the Field Office Director for good cause upon written application by the Board.

(4) Copies of any and all materials or reports referred to in this Agreement which are required to be forwarded to the Field Office Director shall also be forwarded to the attention of the National Bank Examiners at 4 Greenwood Square, Suite 120, 3325 Street Road, Bensalem, Pennsylvania, 19020-2025.

(5) The provisions of this Agreement shall continue in full force and effect unless or until such provisions are amended by mutual consent of the parties to the Agreement or excepted, waived, or terminated by the Comptroller.



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        IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set her hand on behalf of the Comptroller.


/s/ Theresa A. Pote                                      October 10, 1996
---------------------------------                        ------------------
THERESA A. POTE                                          DATE
Field Office Director
Northeastern District



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         IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting
Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Abraham Bettinger                            October 10, 1996
-------------------------------                  -----------------------------
Abraham Bettinger                                Date


/s/ Leonard Dwares                               October 10, 1996
-------------------------------                  -----------------------------
Leonard Dwares                                   Date


/s/ John Lyons                                   October 10, 1996
-------------------------------                  -----------------------------
John Lyons                                       Date


/s/ Nelson Mishkin                               October 10, 1996
-------------------------------                  -----------------------------
Nelson Mishkin                                   Date


/s/ Harvey Porter                                October 10, 1996
-------------------------------                  -----------------------------
Harvey Porter                                    Date


/s/ David Ring                                   October 10, 1996
-------------------------------                  -----------------------------
David Ring                                       Date


/s/ Barbara Teaford                              October 10, 1996
-------------------------------                  -----------------------------
Barbara Teaford                                  Date



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                      ADDENDUM TO AGREEMENT BY AND BETWEEN
                              REGENT NATIONAL BANK
                           PHILADELPHIA, PENNSYLVANIA
                                       AND
                  THE OFFICE OF THE COMPTROLLER OF THE CURRENCY


         WHEREAS, Regent National Bank (the "Bank") and the Office of the Comptroller of the Currency of the United States of America (the "Comptroller") are entering into an agreement (the "Agreement") this 10th day of October 1996; and

         WHEREAS, Paragraphs 1 and 2 of Article III of the Agreement require that the Bank achieve specified capital levels by October 31, 1996 and December 31, 1996, respectively; and

         WHEREAS, John J. Lyons became President and Chief Executive Officer of the Bank subsequent to September 13, 1996 when the Comptroller notified the Bank that the Comptroller deemed the Bank undercapitalized as of June 30, 1996; and

         WHEREAS, John J. Lyons is serving as President and Chief Executive Officer of the Bank on an interim basis pending the Bank's merger with Carnegie Bank, N.A.;

         IT IS HEREBY ACKNOWLEDGED AND AGREED THAT:

         1. In the event the Bank does not achieve the capital levels required by Paragraphs 1 and 2 of Article III of the Agreement by the dates specified therein, the Comptroller will not seek to impose or impose personal liability on John J. Lyons because of the Bank's failure to achieve the capital levels specified in the aforesaid paragraphs.

         2. In all other respects, John J. Lyons joins in the Agreement and shall be bound by the provisions thereof.

         IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set her hand on behalf of the Comptroller.


/s/ Theresa A. Pote                                 October 10, 1996
----------------------------                        ----------------------
THERESA A. POTE                                     Date
Field Office Director
Northeastern District

         IN TESTIMONY WHEREOF, the undersigned, a duly elected and acting member of the Board of Directors of this Bank, has hereunto set his hand on behalf of the Bank.

/s/ John J. Lyons                                   October 10, 1996
----------------------------                        ----------------------
John J. Lyons                                       Date


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